Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS SECOND QUARTER ENDED JUNE 30, 2013

Company to Host Quarterly Conference Call at 4:30 P.M. on August 5, 2013

St. Petersburg, FL - August 5, 2013: United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the second quarter and six months ended June 30, 2013.

($ in thousands, except per share and ratios)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2013	2012	Change	2013	2012	Change
Gross premiums written	$103,303	$77,928	32.6%	$191,049	$135,924	40.6%
Total revenues	$48,652	$31,564	54.1%	$92,822	$61,067	52.0%
Earnings before income tax	$7,246	$5,238	38.3%	$14,330	$12,721	12.6%
Net income	$4,509	$2,991	50.8%	$8,860	$7,739	14.5%
Net income per diluted share	$0.28	$0.29	(3.4)%	$0.55	$0.75	(26.7)%
Book value per share				$5.98	$6.09	(1.8)%
Return on average equity				14.7%	26.6%	-11.9 pts
Loss ratio, net[1]	50.0%	43.6%	6.4 pts	49.3%	39.0%	10.3 pts
Expense ratio[2]	39.8%	43.5%	-3.7 pts	39.4%	44.2%	-4.8 pts
Combined ratio (CR)[3]	89.8%	87.1%	2.7 pts	88.7%	83.2%	5.5 pts
Effect of current year catastrophe losses on CR	3.9%	3.9%	—	4.1%	2.0%	-2.1 pts
Effect of prior year development from lines in run-off on CR	—%	0.1%	0.1 pts	1.0%	0.1%	-0.9 pts
Effect of prior year development on CR	3.9%	(5.2)%	-9.1 pts	3.0%	(3.1)%	-6.1 pts
Underlying combined ratio[4]	82.0%	88.3%	-6.3 pts	80.6%	84.2%	-3.6 pts
1 Loss ratio, net is losses and loss adjustment expenses relative to net premiums earned.
2 Expense ratio is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
3 Combined ratio is the sum of the loss ratio, net and the expense ratio.
4 Underlying combined ratio, a measure that is not based on accounting principles generally accepted in the United States of America (GAAP), is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

“Results in the second quarter were driven by continued strong premium growth of over 50% compared to the comparable period in 2012,” said John Forney, CEO of UPC Insurance. “During the quarter we added 14,656 new policies from our independent agent network, including 11,390 in Florida, 1,297 in South Carolina, 846 in Massachusetts, and 1,123 in Rhode Island. During April, we wrote our first policy in North Carolina and received our Certificate of Authority to begin writing in New Jersey and Texas. We augmented this organic growth with an assumption of 15,133 policies from Citizens. Our total policies in-force at the end of the quarter was 157,235. We are pleased with the quality of the book of business we are building and look forward to seeing the results of this quality growth in future quarters.

Our underlying combined ratio was comparable to the prior year quarter, but several factors contributed to an overall increase in our reported combined ratio, which kept first quarter profitability from being stronger. Our claims department, under the leadership of John Langowski, who joined UPC Insurance in November 2012, has continued the process it began in the fourth quarter of 2012 to review outstanding claims and make appropriate reserve adjustments. We are confident that the claims department will continue to improve and help us maintain our longstanding record of consistently producing excellent non-catastrophe loss ratios.”

Quarterly Financial Results

Net income for the quarter was $4.5 million, or $0.28 per diluted share, compared to $3.0 million, or $0.29 per diluted share in the second quarter in 2012. The increase in net income was primarily due to gross earned premium growth and a lower ceded reinsurance premium percentage which was partially offset by a higher expense ratio in the second quarter and a higher loss ratio for the current year.

Underlying Combined Ratio Decreased, but GAAP Combined Ratio Increased Due to Higher Loss Ratio

Losses and loss adjustment expenses (LAE) increased to $23.0 million for the quarter from $13.0 million during the same period of last year. The increase during the quarter was due to several factors including catastrophe losses incurred from winter storm Nemo in Massachusetts in February, a severe thunderstorm that struck Orlando in March and Tropical Storm Andrea, and development on catastrophe and non-catastrophe losses related to prior accident years as shown below:

($ in thousands except ratios)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2013	2012	Change	2013	2012	Change
Net Loss and LAE	$23,007	$12,969	$10,038	$43,554	$22,451	$21,103
% of Gross earned premiums	30.7%	23.8%	6.9 pts	30.1%	21.4%	8.7 pts
% of Net earned premiums	50.0%	43.6%	6.4 pts	49.3%	39.0%	10.3 pts
Less:
Current year catastrophe losses	$1,777	$1,155	$622	$3,595	$1,155	$2,440
Prior year development from lines in run-off	—	15	(15)	860	39	821
Prior year reserve development (favorable)	1,796	(1,545)	3,341	2,654	(1,760)	4,414
Underlying Loss and LAE*	$19,434	$12,594	$6,090	$36,445	$23,017	$13,428
% of Gross earned premiums	25.9%	24.5%	1.4 pts	25.2%	21.9%	3.3 pts
% of Net earned premiums	42.2%	44.8%	-2.6 pts	41.2%	40.0%	1.2 pts

Policy acquisition costs	$12,169	$8,878	$3,291	$23,452	$17,131	$6,321
Operating and underwriting	2,620	1,757	863	4,679	3,190	1,489
General and administrative	3,530	2,300	1,230	6,654	5,093	1,561
Total Operating Expenses	$18,319	$12,935	$5,384	$34,785	$25,414	$9,371
% of Gross earned premiums	24.5%	23.8%	0.7 pts	24.0%	24.2%	-0.2 pts
% of Net earned premiums	39.8%	43.5%	-3.7 pts	39.4%	44.2%	-4.8 pts

Combined Ratio - as % of gross earned premiums	55.2%	47.6%	7.6 pts	54.1%	45.6%	8.5 pts
Underlying Combined Ratio - as % of gross earned premiums	50.4%	48.3%	2.1 pts	49.2%	46.1%	3.1 pts

Combined Ratio - as % of net earned premiums	89.8%	87.1%	2.7 pts	88.7%	83.2%	5.5 pts
Underlying Combined Ratio - as % of net earned premiums	82.0%	88.3%	-6.3 pts	80.6%	84.2%	-3.6 pts
* Underlying Loss and LAE is a non-GAAP financial measure and is reconciled above to Net Loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

The Company's underlying loss costs increased approximately $6.1 million during the second quarter compared to the same period a year ago.  This change was consistent with the growth of policies in-force as UPC Insurance's underlying loss ratio only increased 1.4 points.  The increase in underlying loss ratio from 24.5% to 25.9% can be attributed to higher frequency of fire and water losses, which was partially mitigated by lower average severity for these two perils.

Policy acquisition costs increased to $12.2 million for the second quarter of 2013 from $8.9 million for the second quarter of 2012. These costs vary directly with premiums earned and as a percentage of gross premiums earned, and held constant at 16.2% for the current quarter and the second quarter last year.

Operating expenses increased to $2.6 million for the second quarter of 2013, from $1.8 million during the same period of last year due to increases in several expense categories none of which was individually significant. The increase in operating expenses was primarily driven by the Company's growth and expansion into new states.

General and administrative expenses increased to $3.5 million for the second quarter of 2013, from $2.3 million for the second quarter of 2012 primarily due to an increase in personnel costs related to the Company's continued growth.

Year-to-Date Financial Results

Net income for the six months ended June 30, was $8.9 million, or $0.55 per diluted share, compared to $7.7 million, or $0.75 per diluted share for the same period last year. Book value per share increased from $5.70 at December 31, 2012, to $5.98 at June 30, 2013. The increase in the Company's book value per share was reduced by the change in accumulated other comprehensive income as shown in the table below.

($ in thousands, except for per share data)	June 30,	December 31,
	2013	2012
Book Value per Common Share
Numerator:
Common shareholders' equity	$96,932	$87,986
Denominator:
Total Shares Outstanding	16,202,739	15,448,839
Book Value Per Common Share	$5.98	$5.70

Book Value per Common Share, Excluding the Impact of Accumulated Other Comprehensive Income
Numerator:
Common shareholders' equity	$96,932	$87,986
Accumulated other comprehensive income	24	2,613
Shareholders' Equity, excluding AOCI	$96,908	$85,373
Denominator:
Total Shares Outstanding	16,202,739	15,448,839
Underlying Book Value Per Common Share*	$5.98	$5.53
* Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

Policy acquisition costs increased to $23.5 million for the six months ended June 30, 2013, from $17.1 million for the same period of 2012. These costs vary directly with premiums earned and as a percentage of gross premiums earned, and held constant at 16.2% for the six months ended June 30, 2013 and 2012.

Operating expenses increased to $4.7 million for the year from $3.2 million during the same period of last year due to increases in several expense categories, none of which was individually significant. The increase in operating expenses was primarily driven by the Company's growth and expansion into new states.

General and administrative expenses increased to $6.7 million for the six months ended June 30, 2013, from $5.1 million for the same period in 2012 primarily due to an increase in personnel costs related to the Company's continued growth.

Reinsurance Costs Continued to Decrease as a % of Earned Premium

Excluding the Company's flood business, which it cedes 100% of the risk of loss, reinsurance costs in the second quarter of 2013 were 35% of gross premiums earned compared to 42% of gross premiums earned for the second quarter of 2012. Reinsurance costs for the six months ended June 30, 2013 were 36% of gross premiums earned compared to 42% for the same period last year.

Balance Sheet Highlights

UPC Insurance's cash and investment holdings totaled $292.8 million at June 30, 2013, compared to $223.4 million at December 31, 2012. UPC Insurance's cash and investment holdings consist primarily of investments in high-quality money market instruments, U.S. Government and agency securities and high-quality corporate debt. Fixed maturities represented approximately 96% of total investments at June 30, 2013, and 98% at December 31, 2012.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses, prior year development on lines in run-off and reserve development (underlying combined ratio) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of current year catastrophe losses on the combined ratio, the effect of development from lines in run-off and prior year development on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by current year catastrophe losses, losses from lines in run-off and prior year development. Current year catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development from lines in run-off is caused by unexpected development from our commercial auto product that is no longer offered by the Company. Prior year development is caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most direct comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of our business.

Net Loss and LAE excluding the effects of current year catastrophe losses, prior year development on lines in run-off and reserve development (underlying Loss and LAE) is a non-GAAP measure which is computed as the difference between loss and LAE, current year catastrophe losses and prior year reserve development. We use underlying loss and LAE figures to analyze our loss trends that may be impacted by current year catastrophe losses and prior year development on our reserves. As discussed previously, these three items can have a significant impact on our loss trend in a given period. The most direct comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net losses and LAE and does not reflect the overall profitability of our business.

Book value per common share, excluding the impact of accumulated other comprehensive income, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders' equity after excluding accumulated other comprehensive income by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. We note that book value per common share, excluding the impact of accumulated other comprehensive income, is a measure commonly used by insurance investors as a valuation technique. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business.

Conference Call Details

Date and Time:    August 5, 2013 - 4:30 P.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:	To listen to the live webcast, please go to www.upcinsurance.com (Investor Relations) and click on the conference call link, or go to: http://upcinsurance.equisolvewebcast.com/q2-2013

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. United Property & Casualty Insurance Company, the primary operating subsidiary of UPC Insurance, writes and services property and casualty insurance in Florida, Massachusetts, North Carolina, Rhode Island and South Carolina, and was recently licensed to write in New Jersey and Texas. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this press release include statements regarding: the impact of our continued growth, and the expansion into other states. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company's marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new Federal and State regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectibility of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K filed on March 6, 2013. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jrohloff@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Terry Downs
Associate
(212) 836-9615 / tdowns@equityny.com

Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
REVENUE:
Gross premiums written	$103,303	$77,928	$191,049	$135,924
Increase in gross unearned premiums	(28,403)	(23,479)	(46,273)	(30,799)
Gross premiums earned	74,900	54,449	144,776	105,125
Ceded premiums earned	(28,929)	(24,727)	(56,508)	(47,613)
Net premiums earned	45,971	29,722	$88,268	$57,512
Net investment income	831	777	1,555	1,524
Net realized gains (losses)	(149)	37	(161)	118
Other revenue	1,999	1,028	3,160	1,913
Total revenue	48,652	31,564	$92,822	$61,067
EXPENSES:
Losses and loss adjustment expenses	23,007	12,969	43,554	22,451
Policy acquisition costs	12,169	8,878	23,452	17,131
Operating expenses	2,620	1,757	4,679	3,190
General and administrative expenses	3,530	2,300	6,654	5,093
Interest expense	80	129	153	212
Total expenses	41,406	26,033	$78,492	$48,077
Income before other expense	7,246	5,531	14,330	12,990
Other expense	—	(293)	—	(269)
Income before income taxes	7,246	5,238	$14,330	$12,721
Provision for income taxes	2,737	2,247	5,470	4,982
Net income	$4,509	$2,991	$8,860	$7,739
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gain on investments	(4,745)	966	(4,376)	1,600
Reclassification adjustment for net realized investment (gains) losses	149	(37)	161	(118)
Income tax expense (benefit) related to items of other comprehensive income	1,775	(359)	1,626	(572)
Total comprehensive income	$1,688	$3,561	$6,271	$8,649

Weighted average shares outstanding
Basic	16,115,099	10,361,849	16,072,047	10,361,849
Diluted	16,199,489	10,361,849	16,157,729	10,361,849

Earnings per share
Basic	$0.28	$0.29	$0.55	$0.75
Diluted	$0.28	$0.29	$0.55	$0.75

Dividends declared per share	$0.03	$—	$0.06	$0.05

Consolidated Balance Sheets
In thousands

	June 30, 2013	December 31, 2012
ASSETS	(Unaudited)
Investments available for sale, at fair value:
Fixed maturities	$231,493	$149,157
Equity securities	10,170	2,723
Other long-term investments	300	300
Total investments	$241,963	$152,180
Cash and cash equivalents	50,815	71,205
Accrued investment income	1,521	760
Premiums receivable, net	29,695	17,154
Reinsurance recoverable on paid and unpaid losses	1,873	2,272
Prepaid reinsurance premiums	112,297	49,916
Deferred policy acquisition costs	25,914	16,978
Other assets	3,061	3,149
Total Assets	$467,139	$313,614
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$38,234	$35,692
Unearned premiums	175,057	128,785
Reinsurance payable	114,067	26,063
Other liabilities	27,555	19,206
Notes payable	15,294	15,882
Total Liabilities	$370,207	$225,628
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 16,414,822 and 15,660,922 issued; 16,202,739 and 15,448,839 outstanding for 2013 and 2012, respectively	2	2
Additional paid-in capital	27,723	24,076
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	24	2,613
Retained earnings	69,614	61,726
Total Stockholders' Equity	$96,932	$87,986
Total Liabilities and Stockholders' Equity	$467,139	$313,614